PROSPECTUS SUPPLEMENT                           FILED PURSUANT TO RULE 424(b)(4)
TO PROSPECTUS DATED JULY 1, 1999                      REGISTRATION NO. 333-80611

                               [LSI LOGIC GRAPHIC]

                                  $345,000,000

                              LSI LOGIC CORPORATION
                 4 1/4% CONVERTIBLE SUBORDINATED NOTES DUE 2004
                           AND SHARES OF COMMON STOCK

     This prospectus supplement relates to the resale by the selling securityholders of 4 1/4% convertible subordinated notes due 2004 of LSI Logic Corporation and the shares of common stock, par value of $0.01 per share, of LSI Logic Corporation issuable upon the conversion of the notes.

     This prospectus supplement should be read in conjunction with the prospectus dated July 1, 1999, and the prospectus supplements dated July 22, 1999, August 23, 1999, October 4, 1999, November 9, 1999, December 10, 1999,
March 23, 2000, April 28, 2000, and July 7, 2000 which are to be delivered with this prospectus supplement. All capitalized terms used but not defined in the prospectus supplement shall have the meanings given them in the prospectus.

     The table below sets forth information as of the date hereof concerning beneficial ownership of the notes of the selling securityholders as listed below. All information concerning beneficial ownership has been furnished by the selling securityholders.

                                                     PRINCIPAL                            NUMBER OF
                                                     OF NOTES                             SHARES OF
                                                   BENEFICIALLY        PERCENTAGE OF     COMMON STOCK       PERCENTAGE OF
                                                    OWNED THAT            NOTES          THAT MAY BE        COMMON STOCK
NAME                                               MAY BE SOLD         OUTSTANDING         SOLD(1)          OUTSTANDING (2)
----                                               -----------         -------------     ------------       ---------------
ABN Amro                                           $  600,000               *               38,274                 *
William Fertig                                        100,000               *                6,379                 *
                                                                            *                                      *

-----------------------
*Less than 1%

(1) Assumes conversion of the full amount of notes held by such holder at the conversion price of $15.6765 per share (adjusted from the initial conversion price of $31.353, pursuant to a two-for-one stock split effective February 4, 2000 and distributed on February 16, 2000); such conversion price is subject to adjustment as described under "Description of Notes -- Conversion of Notes." Accordingly, the number of shares of common stock issuable upon conversion of the Notes may increase or decrease from time to time. Under the terms of the Indenture, fractional shares will not be issued upon conversion of the notes; cash will be paid in lieu of fractional shares, if any.

(2) Computed in accordance with Rule 13d-3(d)(i) promulgated under the Exchange Act and based upon 317,012,065 shares of common stock outstanding as of October 3, 2000, treating as outstanding the number of shares of common stock shown as being issuable upon the assumed conversion by the named holder of the full amount of such holder's notes but not assuming the conversion of the notes of any other holder.

                            -----------------------

     THE SECURITIES OFFERED HEREBY INVOLVE A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 7 OF THE PROSPECTUS.

          THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
            SECURITIES AND EXCHANGE COMMISSION NOR HAS THE SECURITIES
              AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COM-
                 MISSION PASSED UPON THE ACCURACY OR ADEQUACY OF
                   THIS PROSPECTUS. ANY REPRESENTATION TO THE
                         CONTRARY IS A CRIMINAL OFFENSE.

                            -----------------------

           The date of this Prospectus Supplement is October 5, 2000.